Exhibit 10.2
Subordination Agreement
March 2, 2023
Morrisville, North Carolina
This Subordination Agreement (this “Agreement”), dated March 2, 2023, is made between NantHealth, Inc., a Delaware corporation, with offices at 3000 RDU Center Drive, Suite 200, Morrisville, North Carolina 27500 (the “Company”), NaviNet, Inc., a Delaware corporation (the “Subsidiary Guarantor”), Nant Capital, LLC, a Delaware limited liability company, and Airstrip Technologies, Inc., a Delaware corporation (together with Nant Capital, Inc. and any transferee of the Existing Debt held by Nant Capital, LLC or Airstrip Technologies, Inc., the “Holders”).
WHEREAS, the Company previously (i) entered into a Third Amended and Restated Promissory Note, dated April 27, 2021, with Nant Capital, LLC, (ii) entered into a Second Amended and Restated Promissory Note, dated April 27, 2021, with Nant Capital, LLC, (iii) entered into a Subordinated Promissory Note, dated October 3, 2022, with AirStrip Technologies, Inc. and (iv) entered into a Subordinated Promissory Note, dated November 21, 2022, with Nant Capital, LLC ((i) through (iv), the “Promissory Notes” and the indebtedness issued pursuant thereto, the “Existing Debt”).
WHEREAS, the Company wishes to enter into a Credit Agreement, dated on or about March 2, 2023 (the “Credit Agreement”), by and among the Company, the guarantors party thereto (including the Subsidiary Guarantor), the lenders party thereto, GLAS USA LLC, as administrative agent, and GLAS Americas LLC, as collateral agent.
NOW, THEREFORE, for good and valuable consideration, the Company, the Subsidiary Guarantor and the Holders do hereby agree as follows:
1.Subordination.
(a)Agreement of Subordination. The Company, the Subsidiary Guarantor and Holders each covenant and agree that the Existing Debt shall be subject to the provisions of this Section 1; and each Holder, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions. The payment of the principal of, premium, if any, or interest on the Existing Debt shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Debt (as defined below), whether outstanding at the date of this Agreement or thereafter incurred. For purposes of this Agreement, “Senior Debt” shall mean the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed or allowable as a claim in any such proceeding) on, and all fees, premiums, costs, expenses and other amounts accrued or due on or in connection with the Credit Agreement, whether outstanding on the date of this Agreement or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company or any of its subsidiaries (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing).
(b)Payments to Holders.
(i)No payment shall be made with respect to the interest on the Existing Debt until the obligations in respect of the Senior Debt are paid in full in cash or other payment satisfactory to the holders of Senior Debt. Additionally, no payment shall be made with respect to the principal of, or premium, if any, or interest on the Existing Debt if a default in the payment of principal, premium, if any, interest or other obligations due on any Senior Debt occurs and is continuing (a “Payment Default”), unless and until such default shall have been cured or waived or the obligations in respect of the Senior Debt are paid in full in cash or other payment satisfactory to the holders of Senior Debt.
(ii)In the case of a Payment Default, the Company may and shall resume payments on and distributions in respect of the Existing Debt upon the earlier of the date upon which the Payment Default is cured or waived or the obligations in respect of the Senior Debt are paid in full in cash

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or other payment satisfactory to the holders of Senior Debt, in each case unless this Section 1 otherwise prohibits the payment or distribution at such time.
(iii)Upon any payment or distribution of assets of the Company or the Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company or the Subsidiary Guarantor, whether voluntary or involuntary or in bankruptcy, insolvency, reorganization, liquidation, receivership or other proceedings, or upon an assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Company, or otherwise, all amounts due or to become due upon all Senior Debt shall first be paid in full in cash or other payment satisfactory to the holders of such Senior Debt before any payment or other distribution is made with respect to or on account of the principal of, interest or premium, if any, on the Existing Debt; and upon any such dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company or the Subsidiary Guarantor or bankruptcy, insolvency, receivership or other proceeding, any payment by the Company or the Subsidiary Guarantors, or distribution of assets of the Company or the Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to which the Holders would be entitled, except for the provision of this Section 1, shall (except as aforesaid) be paid by the Company or the Subsidiary Guarantor, as applicable, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders if received by them or it, directly to the holders of Senior Debt (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders, or as otherwise required by law or a court order), or to the agent or agents under the Credit Agreement, as their respective interests may appear, to the extent necessary to pay all Senior Debt in full, in cash or other payment satisfactory to the holders of such Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt, before any payment or distribution or provision therefor is made to the Holders.
(iv)For purposes of this Section 1, the words, “cash, property or securities” shall not be deemed to include shares of stock of the Company or the Subsidiary Guarnator as reorganized or readjusted, or securities of the Company or the Subsidiary Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 1 with respect to the Existing Debt to the payment of all Senior Debt which may at the time be outstanding; provided that (i) the Senior Debt is assumed by the new corporation, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of Senior Debt are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 1(b).
(v)In the event of the acceleration of any Existing Debt in accordance with its terms, (i) no payment or distribution shall be made to the Holders in respect of the principal of, interest or premium, if any, on such Existing Debt and (ii) no payment or distribution shall be made to any Holder in respect of any guarantee on such Existing Debt until all Senior Debt has been paid in full in cash or other payment satisfactory to the holders of Senior Debt or such acceleration is rescinded by the Holder.
(vi)In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Company or the Subsidiary Guarantor of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing, shall be received by the Holders (or any agent, trustee or other representative thereof) before all Senior Debt is paid in full in cash or other payment satisfactory to the holders of such Senior Debt, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Senior Debt, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Debt, or to the trustee or trustees or agent or agents, as applicable, under the Credit Agreement, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash or other payment satisfactory to the holders of such Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.

(c)Subrogation of the Existing Debt.
(i)Subject to the payment in full of all Senior Debt, the rights of the Holders shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Debt pursuant to the provisions of this Section 1 (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as the Existing Debt is subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until the principal and premium, if any, on the Existing Debt shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, property or securities to which the Holders would be entitled except for the provisions of this Section 1, and no payment over pursuant to the provisions of this Section 1, to or for the benefit of the holders of Senior Debt by the Holders, shall, as between the Company, its creditors other than holders of Senior Debt, and the Holders, be deemed to be a payment by the Company to or on account of the Senior Debt; and no payments or distributions of cash, property or securities to or for the benefit of the Holders pursuant to the subrogation provisions of this Section 1, which would otherwise have been paid to the holders of Senior Debt shall be deemed to be a payment by the Company to or for the account of the Existing Debt. It is understood that the provisions of this Section 1 are and are intended solely for the purposes of defining the relative rights of the Holders, on the one hand, and the holders of Senior Debt, on the other hand.
(ii)Nothing contained in this Section 1 or elsewhere in this Agreement is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Debt, and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of (and premium, if any) and interest on the Existing Debt as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Senior Debt, nor shall anything herein or therein prevent the Holders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 1 of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.
(iii)Upon any payment or distribution of assets of the Company or the Subsidiary Guarantor referred to in this Section 1, the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Holders, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon and all other facts pertinent thereto or to this Section 1.
(d)This Agreement shall terminate upon the Facility Termination Date (as such term is defined in the Credit Agreement).
(e)Until the repayment in full of all Senior Debt, this Section 1 may not be amended in a manner adverse to the holders of Senior Debt without the consent of the Company, the Holders and the agent of the Senior Debt (with the consent of each of the Lenders (as defined in the Credit Agreement)).
2.Miscellaneous.
(a)Notice. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth herein or on the register maintained by the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given where received.

(b)No Waiver. No failure or delay by any Holder to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.
(c)Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
(d)Entire Agreement. This Agreement, together with the Credit Agreement and the Promissory Notes, expresses the entire understanding of the parties with respect to the transactions contemplated hereby.
(e)Waiver by the Company. The Company and the Subsidiary Guarantor each hereby expressly waives presentment, protest, notice of protest, notice of default, notice of dishonor and all other demands and notices relating to this Agreement of any kind or nature whatsoever.
(f)Governing Law. THIS AGREEMENT AND ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT APPLICATION OF CONFLICTS OF LAW PRINCIPLES.

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IN WITNESS WHEREOF, the parties are signing this Subordination Agreement as of the date first written above.
NANTHEALTH, INC.

By: /s/ Bob Petrou
Name: Bob Petrou
Title: Chief Financial Officer, Treasurer and Secretary

NAVINET, INC.

By: /s/ Bob Petrou
Name: Bob Petrou
Title: Chief Financial Officer, Treasurer and Secretary

AGREED AND ACCEPTED:

NANT CAPITAL, LLC

By: /s/ Charles Kenworthy
Name: Charles Kenworthy
Title: Manager

AIRSTRIP TECHNOLOGIES, INC.

By: /s/ Patrick Soon-Shiong
Name: Patrick Soon-Shiong, M.D.
Title: